Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 4, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the liquidity disclosures in Note 1 as to which the date is December 12, 2014, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in RadioShack Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Fort Worth, Texas

December 12, 2014